Exhibit 10.13

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (the “Agreement”), dated as of December 18, 2009, by and between Landstar System, Inc. (the “Company”), and Jeffrey C. Crowe (“Consultant”).

WHEREAS, since April 27, 2004, Consultant has been serving as the Chairman of the Company’s Board of Directors (the “Board”) and as a common law employee of the Company pursuant to the terms of a letter agreement, dated April 27, 2004, between the Company and Consultant (the “Letter Agreement”);

WHEREAS, effective as of January 4, 2010 (the “Retirement Date”), Consultant has determined to retire from such employment with the Company and to cease to serve as the Chairman of the Board, but to remain on the Board as a director at least for the balance of his term ending at the Annual Meeting of the Company’s Stockholders in 2011;

WHEREAS, as provided for under the Letter Agreement, from and after the Retirement Date, the Company wishes to continue to avail itself of Consultant’s knowledge, expertise and experience for a transition period by appointment of Consultant as a consultant to provide services that are helpful to the operation of the business of the Company in accordance with the terms and conditions set forth below; and

WHEREAS, as provided for under the Letter Agreement, Consultant is willing to serve as a consultant to the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

1. Retirement as Chairman.  Effective as of the Retirement Date, Consultant shall cease to serve as the Chairman of the Board, but shall remain on the Board as a director at least for the balance of his term ending at the Annual Meeting of the Company’s Stockholders in 2011.

2. Consulting Services.  Subject to paragraph 8 hereof, during the period (the “Consulting Period”) beginning on January 5, 2010, the day after the Retirement Date, and continuing until January 5, 2012, the second anniversary thereof, Consultant shall personally provide to the Chief Executive Officer of the Company (“CEO”) or the Board such consulting services as either the CEO or the Board may reasonably request from time to time. Such consulting services shall be of a nature and scope that will generally be of a type consistent with Consultant’s stature and experience.

3. Time, Location and Maximum Commitment.  Consultant shall provide the consulting services at such time and in such locations as Consultant shall determine, unless the Company shall otherwise request a specific time and location upon reasonable advance notice. Consultant shall honor any such request unless he has a conflicting business or personal commitment that would preclude him from performing such services at the time and/or place requested by the Company, and in such circumstances the parties shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Consultant. It is not intended and in no event shall Consultant be required to perform services for the Company hereunder at a level that would require Consultant to devote to such services twenty percent (20%) or more of the average level of bona fide services performed by Consultant while an employee of the Company over the 36 month period immediately preceding the Retirement Date (the “Maximum Commitment”). The Company and Consultant acknowledge that they have established the Maximum Commitment so that Consultant will have incurred a separation from service as of the Retirement Date pursuant to, and in accordance with, the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and will act accordingly.

4. Status.  Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company or any such affiliates. As an independent contractor, Consultant may perform services for others, provided that in the event Consultant performs services for a competitor of the Company, the Company will have the right to terminate Consultant’s services hereunder in accordance with paragraph 8 hereof. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to him hereunder. Consultant understands and acknowledges that from and after the Retirement Date, Consultant shall no longer be entitled to participate in any employee benefits plan or fringe benefit or perquisite program made available only to employees or officers of the Company and its subsidiaries, including its health and welfare plans. Nothing in this Agreement shall be construed to limit the rights of Consultant to receive any benefits or compensation otherwise payable to Consultant in respect of his prior services as an officer and employee of the Company under the express terms and conditions of any agreement between him and the Company or the applicable terms and conditions of any employee benefit plan, program or arrangement.

5. Consulting Fees.  In respect of the services to be performed hereunder during the Consulting Period, the Company shall pay Consultant at the annual rate of $250,000 per annum, payable quarterly, in advance; it being understood and agreed that such amount will be in lieu of any and all fees and other compensation that might otherwise be payable to Consultant for services as a director during the Consulting Period; provided the Company shall pay or reimburse Consultant for reasonable expenses incurred by Consultant in connection with services provided as a director during the Consulting Period subject to the terms and conditions of the expense reimbursement policies applicable to expenses incurred by directors of the Company.

6. Expenses.  The Company shall pay or reimburse Consultant for such reasonable expenses incurred by Consultant in the course or on account of rendering consulting services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by senior officers of the Company, as in effect on the date hereof.

7. Confidential Information.  Consultant understands and agrees that in the course of his services hereunder he will acquire and/or have access to confidential information, trade secrets, proprietary data and/or non-public information concerning the business, professional and/or personal affairs, activities and operations of the Company, the Company’s subsidiaries and affiliates and/or the officers, employees and/or representatives of any of them (collectively, the “Companies”) and the Companies’ plans, methods of doing business and practices and procedures, as well as confidential information disclosed to the Companies from time to time by third parties, any or all of which shall be referred to herein as the “Confidential Information.” Without the prior written consent of a duly authorized officer of the Company, and except to the extent required in connection with the performance of his duties hereunder, by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Consultant shall not disclose any Confidential Information to any third person, unless such Confidential Information has been previously disclosed to the public by the Companies or has become public knowledge other than by Consultant’s breach of this Agreement or any other agreement with the Company by which he may be bound. The Consultant’s duties and obligations under this paragraph 7 are in addition to, and not intended to supersede, limit, amend or otherwise modify any existing covenant made by Consultant in favor of the Company in connection with, as a condition of, or pursuant to the terms of any agreement entered during the term of, his employment or directorship with the Company, whether pertaining to the preservation of confidential information or otherwise.

8. Early Termination of Consulting Period.  Notwithstanding anything in this Agreement to the contrary, the Consulting Period, and the Company’s obligations to make any payments to Consultant hereunder, shall immediately terminate (i) if, in the event Consultant performs services for a competitor of the Company, the Company provides Consultant written notice of such termination or (ii) upon Consultant’s death.

9. Miscellaneous.  This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. Effective on the Retirement Date, the Letter Agreement shall terminate and be of no further force or effect. This Agreement may be amended only by a written instrument signed by the Company and Consultant. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Consultant with respect to the provision of consulting services by the Consultant to the Company. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. Governing Law.  This Agreement shall be governed by the laws of New York, without reference to the principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

LANDSTAR SYSTEM, INC.

/s/  Henry H. Gerkens

By:	Henry H. Gerkens

Title:	President and Chief Executive Officer

JEFFREY C. CROWE

/s/  Jeffrey C. Crowe